Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release October 28, 2021

Growth in Loan Originations, Strong Borrower Credit
Highlight Successful Year for TFS Financial Corporation
(Cleveland, OH - October 28, 2021) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and fiscal year ended September 30, 2021.
The Company reported net income of $17.0 million for the quarter ended September 30, 2021 compared to net income of $13.6 million for the quarter ended September 30, 2020. The improvement when compared to the prior year quarter included an increase in net interest income and lower non-interest expense, partially offset by lower net gain on the sale of loans. Net income of $81.0 million was reported for the fiscal year ended September 30, 2021 compared to net income of $83.3 million for the fiscal year ended September 30, 2020. A decline in net interest income and higher non-interest expense for the current fiscal year offset the benefit of higher non-interest income and releases from the credit loss provision.

“Even after a year of unprecedented loan activity in 2020, our originations in 2021 were up 20 percent,” said Chairman and CEO, Marc A. Stefanski. “In addition, the credit profile of our current customers, and those with mortgages in the pipeline, has been another source of strength during both this last quarter and our fiscal year.”
Loan origination volumes remained high, as there were $3.63 billion of first mortgage loans originated during the fiscal year ended September 30, 2021 and $3.08 billion for the fiscal year ended September 30, 2020. New equity line of credit commitments were $1.65 billion and $1.23 billion, respectively, for the fiscal years ended September 30, 2021 and September 30, 2020. During the fiscal year ended September 30, 2021, $762.3 million of loans were sold for a net gain of $33.1 million compared to $844.3 million sold for a net gain of $28.4 million during the fiscal year ended September 30, 2020. By comparison, loan sales were $117.3 million for a gain of $1.9 million during the fiscal year ended September 30, 2019.
Net interest income increased $0.3 million, or 0.6%, to $57.4 million for the quarter ended September 30, 2021 from $57.1 million for the quarter ended June 30, 2021. Net interest income was $50.2 million for the quarter ended September 30, 2020. Net interest income decreased by $10.7 million, or 4.4%, to $231.6 million, for the fiscal year ended September 30, 2021 from $242.3 million for the fiscal year ended September 30, 2020. The decrease between fiscal years was primarily due to lower yields on loans as many borrowers refinanced to take advantage of the lower rate environment and a decrease in the average balances of loans due to loan sales and payoffs. In addition, the increase in lower yielding cash equivalent investments was a detriment to the overall yield on assets. Funding costs declined, partially offsetting the decrease in yield, through a reduction in the average balance of borrowed funds, including maturities and prior year terminations of Federal Home Loan Bank ("FHLB") advances and their related swap contracts; the repricing of certificates of deposit, as they mature, to market rates of interest; and a heightened migration to lower-priced non-maturity deposit accounts from certificates of deposit due to historically low yield differentials. The quarter and year ended September 30, 2020 included $7.8 million of additional interest expense recognized on the terminations of advances and related swap contracts. The interest rate spread was 1.52% for both the fiscal years ended September 30, 2021 and September 30, 2020. The net interest margin was 1.66% and 1.69% for the fiscal years ended September 30, 2021 and September 30, 2020, respectively.
During the quarter ended September 30, 2021, a $2.0 million release of provision from the allowance for credit losses was recognized, bringing the total release of provision for the fiscal year to $9.0 million. A provision of $3.0 million was recorded for the prior fiscal year, with no provision during the quarter ended September 30, 2020. Releases from the allowance for credit losses during the recent fiscal year were primarily due to recoveries exceeding charge-offs and improvements in the economic trends and forecasts used to estimate credit losses for the reasonable and supportable period. On October 1, 2020, the Company adopted the Current Expected Credit Loss ("CECL") methodology and recognized a $46.2 million increase to the allowance for credit losses and a related $35.8 million reduction to retained earnings, net of tax. The allowance for credit losses was $89.3 million, or 0.71% of total loans receivable, at September 30, 2021 and included a $25.0 million liability for unfunded commitments. At September 30, 2020, the allowance for credit losses was $46.9 million, or 0.36% of total loans receivable. The Company recorded $1.5 million and $5.2 million of net loan recoveries for the quarter and fiscal year ended September 30, 2021, respectively, compared to $1.4 million and $5.0 million of net loan recoveries for the quarter and fiscal year ended September 30, 2020, respectively.
Total loan delinquencies decreased $3.5 million to $24.7 million, or 0.20% of total loans receivable, at September 30, 2021 from $28.2 million, or 0.21% of total loans receivable, at September 30, 2020. Delinquencies at September 30, 2021 included a $2.1 million decrease in delinquencies on residential mortgages and a $1.3 million decrease on home equity loans and lines of credit when compared to September 30, 2020. Non-accrual loans decreased $9.4 million to $44.0 million, or 0.35% of total loans, at September 30, 2021 from $53.4 million, or 0.41% of total loans, at September 30, 2020.
At September 30, 2021, there were $21.8 million, or 0.17% of total loans receivable, in COVID-19 forbearance plans compared to $165.6 million, or 1.26% of total loans receivable, at September 30, 2020. Total troubled debt restructurings decreased $14.2 million, to $127.1 million at September 30, 2021, from $141.3 million at September 30, 2020. COVID-19 forbearance plans are not generally classified as troubled debt restructurings.
Non-interest income decreased $8.4 million to $8.7 million for the quarter ended September 30, 2021 from $17.1 million for the quarter ended September 30, 2020. The decrease was primarily due to a $7.2 million decrease in net gain on the sale of loans and a $1.1 million reduction in the fair value of interest rate lock commitments on mortgage loans originated for sale, both related to pricing movement in the secondary mortgage market. Non-interest income increased $2.0 million to $55.3 million for the fiscal year ended September 30, 2021 from $53.3 million for the fiscal year ended September 30, 2020, mainly due to increases in the net gain on the sale of loans and in the cash surrender value and death benefits on bank owned life insurance contracts. These increases were offset by a decrease in other non-interest income which, in the previous fiscal year, included $4.7 million of net gain on the sale of commercial property.
Total non-interest expense decreased $3.2 million to $47.4 million for quarter ended September 30, 2021 from $50.6 million for the quarter ended September 30, 2020, primarily due to a $3.5 million decrease in other operating expenses. This included a $2.2 million net positive change in pension expense/benefit and no fees for termination of borrowings and swap contracts compared to $1.1 million in fees during the same quarter last year. Total non-interest expense increased $3.5 million to $195.8 million for the fiscal year ended September 30, 2021 from $192.3 million for the fiscal year ended September 30, 2020, with increases in salary and employee benefits and marketing expense being the main reason. The increase in salary and benefits was spread between associate compensation, group health insurance, stock benefit plan expense, and a one-time $1,500 after-tax bonus paid to each associate during the first quarter of fiscal year 2021 in recognition of special efforts made during the pandemic crisis. The increase in marketing expense was timing related, as some marketing efforts were delayed during the previous fiscal year, in response to COVID-19.
Total assets decreased by $584.8 million, or 4.0%, to $14.06 billion at September 30, 2021 from $14.64 billion at September 30, 2020. This change was mainly due to the combination of loan sales and principal repayments on loans exceeding the total of new loan originations and the impact of adopting CECL, partially offset by an increase in bank owned life insurance contracts.
The combination of loans held for investment, net of allowance and deferred loan expenses, and mortgage loans held for sale decreased $622.1 million, or 4.7%, to $12.52 billion at September 30, 2021 from $13.14 billion at September 30, 2020, reflecting the impact of prepayments and increased loan sales during the fiscal year. The residential core mortgage loan portfolio, including loans held for sale, decreased $587.6 million during the fiscal year, to $10.28 billion. At September 30, 2021, 45% of the residential mortgage loan portfolio were adjustable rate mortgages and 13% were fixed rate mortgages originated with terms of 10 years or less. The drawn balances of the home equity loans and lines of credit portfolio decreased $18.0 million, to $2.21 billion, during the fiscal year ended September 30, 2021.
Total bank owned life insurance contracts increased $74.4 million, to $297.3 million at September 30, 2021, from $222.9 million at September 30, 2020, primarily due to $70 million of additional premiums placed during the current fiscal year.
Deposits decreased $231.9 million, or 2.5%, to $8.99 billion at September 30, 2021 from $9.23 billion at September 30, 2020. The decrease was the result of a $567.5 million decrease in our certificates of deposit ("CDs"), partially offset by a $136.2 million increase in our checking accounts, a $157.1 million increase in our savings accounts and $43.5 million of growth in our money market deposit accounts, for the fiscal year ended September 30, 2021. Total deposits included $492.0 million and $553.9 million of brokered CDs at September 30, 2021 and September 30, 2020, respectively.
Borrowed funds, all from the FHLB, decreased $429.9 million, or 12.2%, to $3.09 billion at September 30, 2021 from $3.52 billion at September 30, 2020. Included in the decrease were $525.0 million of 90 day advances that were utilized for longer term interest rate swap contracts that matured during the year and were paid off from available cash, partially offset by a $95.2 million net increase in long term advances.
Total shareholders' equity increased $60.4 million, or 3.6%, to $1.73 billion at September 30, 2021 from $1.67 billion at September 30, 2020. Activity reflects $81.0 million of net income, a $64.2 million decrease in accumulated other comprehensive loss and $8.1 million of positive adjustments related to our stock compensation and employee stock ownership plans, reduced by $57.1 million of quarterly dividends and a $35.8 million provision to the allowance for credit losses, net of tax, with the adoption of CECL. The decrease in accumulated other comprehensive loss is primarily due to a net positive change in unrealized gains and losses on swap contracts. No shares of our common stock were repurchased during the fiscal year ended September 30, 2021.
The Company declared and paid a quarterly dividend of $0.2825 per share during the fourth fiscal quarter of 2021 and a quarterly dividend of $0.28 per share during the first, second and third fiscal quarters of 2021. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 13, 2021 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to $1.13 per share of possible dividends to be declared on the Company's common stock during the twelve months subsequent to the members' approval (i.e., through July 13, 2022), including a total of up to $0.8475 during the three quarters ending December 31, 2021, March 31, 2022 and June 30, 2022, to be declared at the discretion of the Company's board of directors. The MHC has conducted the member vote to approve the dividend waiver each of the past eight years under Federal Reserve regulations and for each of those eight years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At September 30, 2021 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 11.15%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 20.43% and its total capital ratio was 21.00%. Additionally, the Company's Tier 1 leverage ratio was 12.65%, its Common Equity Tier 1 and Tier 1 ratios were each 23.18% and its total capital ratio was 23.75%. The current capital ratios of the Association reflect the dilutive impact of $55.0 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2020. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Presentation slides as of September 30, 2021 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning October 29, 2021. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, seven lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of September 30, 2021, the Company’s assets totaled $14.06 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, and regulatory and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses);

●	the inability of third-party providers to perform their obligations to us;
●	civic unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of wide-spread pandemic, including COVID-19, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	September 30, 2021	September 30, 2020
ASSETS
Cash and due from banks	$27,346	$25,270
Other interest-earning cash equivalents	460,980	472,763
Cash and cash equivalents	488,326	498,033
Investment securities available for sale (amortized cost $420,542 and $447,384, respectively)	421,783	453,438
Mortgage loans held for sale ($0 and $36,078 measured at fair value, respectively)	8,848	36,871
Loans held for investment, net:
Mortgage loans	12,525,687	13,104,959
Other loans	2,778	2,581
Deferred loan expenses, net	44,859	42,459
Allowance for credit losses on loans	(64,289)	(46,937)
Loans, net	12,509,035	13,103,062
Mortgage loan servicing rights, net	8,941	7,860
Federal Home Loan Bank stock, at cost	162,783	136,793
Real estate owned, net	289	185
Premises, equipment, and software, net	37,420	41,594
Accrued interest receivable	31,107	36,634
Bank owned life insurance contracts	297,332	222,919
Other assets	91,586	104,832
TOTAL ASSETS	$14,057,450	$14,642,221
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,993,605	$9,225,554
Borrowed funds	3,091,815	3,521,745
Borrowers’ advances for insurance and taxes	109,633	111,536
Principal, interest, and related escrow owed on loans serviced	41,476	45,895
Accrued expenses and other liabilities	88,641	65,638
Total liabilities	12,325,170	12,970,368
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 280,761,299 and 280,150,006 outstanding at September 30, 2021 and September 30, 2020, respectively	3,323	3,323
Paid-in capital	1,746,887	1,742,714
Treasury stock, at cost; 51,557,451 and 52,168,744 shares at September 30, 2021 and September 30, 2020, respectively	(768,035)	(767,649)
Unallocated ESOP shares	(35,751)	(40,084)
Retained earnings—substantially restricted	853,657	865,514
Accumulated other comprehensive loss	(67,801)	(131,965)
Total shareholders’ equity	1,732,280	1,671,853
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,057,450	$14,642,221

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2021	2020	2021	2020
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$92,002	$103,430	$381,887	$440,697
Investment securities available for sale	1,041	1,535	3,822	9,707
Other interest and dividend earning assets	1,033	797	3,642	4,894
Total interest and dividend income	94,076	105,762	389,351	455,298
INTEREST EXPENSE:
Deposits	21,617	31,379	97,319	140,242
Borrowed funds	15,061	24,217	60,402	72,788
Total interest expense	36,678	55,596	157,721	213,030
NET INTEREST INCOME	57,398	50,166	231,630	242,268
PROVISION (RELEASE) FOR CREDIT LOSSES	(2,000)	—	(9,000)	3,000
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	59,398	50,166	240,630	239,268
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,156	2,363	9,602	8,798
Net gain on the sale of loans	4,305	11,536	33,082	28,443
Increase in and death benefits from bank owned life insurance contracts	2,146	1,572	9,961	7,153
Other	74	1,581	2,654	8,857
Total non-interest income	8,681	17,052	55,299	53,251
NON-INTEREST EXPENSE:
Salaries and employee benefits	26,912	25,967	108,867	104,008
Marketing services	4,043	4,349	19,174	16,512
Office property, equipment and software	6,453	6,439	25,710	25,296
Federal insurance premium and assessments	2,233	2,438	9,085	10,625
State franchise tax	1,202	1,176	4,663	4,690
Other expenses	6,603	10,194	28,336	31,143
Total non-interest expense	47,446	50,563	195,835	192,274
INCOME BEFORE INCOME TAXES	20,633	16,655	100,094	100,245
INCOME TAX EXPENSE	3,618	3,077	19,087	16,928
NET INCOME	$17,015	$13,578	$81,007	$83,317
Earnings per share
Basic	$0.06	$0.05	$0.29	$0.30
Diluted	$0.06	$0.05	$0.29	$0.29
Weighted average shares outstanding
Basic	276,982,904	276,069,983	276,694,594	275,859,660
Diluted	278,880,379	277,704,691	278,576,254	277,803,058

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2021			September 30, 2020
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$570,903	$221	0.15%	$466,487	$118	0.10%
Mortgage-backed securities	417,320	1,041	1.00%	484,596	1,535	1.27%
Loans (2)	12,544,760	92,002	2.93%	13,265,564	103,430	3.12%
Federal Home Loan Bank stock	162,783	812	2.00%	136,793	679	1.99%
Total interest-earning assets	13,695,766	94,076	2.75%	14,353,440	105,762	2.95%
Noninterest-earning assets	533,988			580,574
Total assets	$14,229,754			$14,934,014
Interest-bearing liabilities:
Checking accounts	$1,117,897	263	0.09%	$981,012	310	0.13%
Savings accounts	1,805,394	645	0.14%	1,588,923	1,019	0.26%
Certificates of deposit	6,144,461	20,709	1.35%	6,681,372	30,050	1.80%
Borrowed funds	3,146,515	15,061	1.91%	3,657,533	24,217	2.65%
Total interest-bearing liabilities	12,214,267	36,678	1.20%	12,908,840	55,596	1.72%
Noninterest-bearing liabilities	289,573			337,437
Total liabilities	12,503,840			13,246,277
Shareholders’ equity	1,725,914			1,687,737
Total liabilities and shareholders’ equity	$14,229,754			$14,934,014
Net interest income		$57,398			$50,166
Interest rate spread (1)(3)			1.55%			1.23%
Net interest-earning assets (4)	$1,481,499			$1,444,600
Net interest margin (1)(5)		1.68%			1.40%
Average interest-earning assets to average interest-bearing liabilities	112.13%			111.19%
Selected performance ratios:
Return on average assets (1)		0.48%			0.36%
Return on average equity (1)		3.94%			3.22%
Average equity to average assets		12.13%			11.30%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Year Ended			Year Ended
	September 30, 2021			September 30, 2020
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$567,035	$673	0.12%	$307,902	$1,909	0.62%
Mortgage-backed securities	428,590	3,822	0.89%	527,195	9,707	1.84%
Loans (1)	12,800,542	381,887	2.98%	13,366,447	440,697	3.30%
Federal Home Loan Bank stock	155,322	2,969	1.91%	120,011	2,985	2.49%
Total interest-earning assets	13,951,489	389,351	2.79%	14,321,555	455,298	3.18%
Noninterest-earning assets	532,786			540,421
Total assets	$14,484,275			$14,861,976
Interest-bearing liabilities:
Checking accounts	$1,079,699	1,140	0.11%	$917,552	1,477	0.16%
Savings accounts	1,742,042	2,992	0.17%	1,530,977	7,775	0.51%
Certificates of deposit	6,339,412	93,187	1.47%	6,621,289	130,990	1.98%
Borrowed funds	3,303,925	60,402	1.83%	3,785,026	72,788	1.92%
Total interest-bearing liabilities	12,465,078	157,721	1.27%	12,854,844	213,030	1.66%
Noninterest-bearing liabilities	321,958			298,520
Total liabilities	12,787,036			13,153,364
Shareholders’ equity	1,697,239			1,708,612
Total liabilities and shareholders’ equity	$14,484,275			$14,861,976
Net interest income		$231,630			$242,268
Interest rate spread (2)			1.52%			1.52%
Net interest-earning assets (3)	$1,486,411			$1,466,711
Net interest margin (4)		1.66%			1.69%
Average interest-earning assets to average interest-bearing liabilities	111.92%			111.41%
Selected performance ratios:
Return on average assets		0.56%			0.56%
Return on average equity		4.77%			4.88%
Average equity to average assets		11.72%			11.50%

(1)Loans include both mortgage loans held for sale and loans held for investment.
(2)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)Net interest margin represents net interest income divided by total interest-earning assets.